Exhibit 10.11

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is made and entered into as of the 29th day of July, 2004 by and between Southland Health Services, Inc. (“Company”), and T. Alan Walls (“Executive”).

In consideration of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company hereby employs Executive and Executive hereby accepts employment, as the Chief Financial Officer of the Company, upon the terms and conditions set forth in this Agreement for the two (2) year period beginning on the date of this Agreement, subject to extension and/or early termination as stated below.

2. Duties.

(a) Executive shall serve as the Chief Financial Officer of the Company and shall have the customary duties, responsibilities and authority of such a position.

(b) Executive agrees to devote his best efforts to the business and affairs of the Company and its subsidiaries, divisions and operational units. Executive shall perform his duties and responsibilities faithfully, diligently and in a manner consistent with and in furtherance of the best interests of the Company, and in accordance with all laws and regulations related to the performance of his duties hereunder.

3. Base Salary and Benefits. The Company will provide Executive the following compensation:

(a) Base Salary. During the Period, Executive’s base salary will be $110,000.00 per year.

(b) Other Benefits.

(1) During his employment, Executive shall be entitled to participate on the same basis and at the same level as other members of senior management of the Company, in any group insurance plans or programs of the Company and in any other employee benefit programs of the Company for which the other members of senior management of the Company are generally eligible, including executive stock options.

(2) During his employment, Executive shall also be entitled to such other fringe benefits and conditions of employment, including without limitation, customary holidays, sick leave, and three weeks vacation each year of this agreement.

(c) Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to business travel, entertainment and other business expenses including continuing education relating to his CPA license, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

4. Termination. This Agreement, and Executive’s employment, shall automatically terminate upon the earliest to occur of the following (the ‘Termination Date’):

(a) the close of business on the last day of the term of this Agreement;

(b) the death of Executive;

(c) upon thirty (30) days’ notice from the Company to Executive in the event of Executive’s Disability (as used herein, “Disability.” means physical or mental disability which prevents Executive from performing his obligations under this Agreement for (i) a period of ninety (90) consecutive days or (ii) shorter periods aggregating ninety (90) days during any period of one hundred eighty (180) consecutive days;

(d) upon thirty (30) days written notice of resignation by Executive to the Company; or

(e) upon written notice from the Company to Executive that his employment is being terminated “for cause” (as used herein, “for cause” means (i) Executive has demonstrated habitual drunkenness or substance abuse; (ii) Executive has committed a felony, any other crime involving fraud, dishonesty or moral turpitude or (iii) Executive has committed any act of fraud, misappropriation of funds or property, bribery, corrupt practice or embezzlement in connection with his employment hereunder); or

(f) upon written notice by the Company at any time specifying that such termination is “without cause”.

5. XXXXXXX

(a) Upon termination of this Agreement, Executive shall be entitled to receive his Base Salary and all benefits accrued through the Termination Date. Subject to Section 5(b) below, following the Termination Date, Executive shall not be entitled to any Salary or benefits.

(b) Notwithstanding Section 5(a), if this Agreement is terminated by the Company “without cause”, Executive shall be entitled to receive his full base salary for a period of twelve (12) months. This amount may be payable, at Company’s discretion, at the same time base salary would otherwise have been payable or in one (1) lump sum payment within thirty (30) days following the termination date. Further, should such a termination occur on a date that is less than twelve (12) months prior to the last day of term of this Agreement, then Executive shall be entitled to the base salary for a full twelve (12) months.

6. Confidentiality.

(a) For purposes of Sections 7 through 11 of this Agreement, the term “Company” shall include the Company and each of its subsidiaries, divisions and operating units. Executive recognizes that the Company derives economic value from information created and used in its business which is not generally known by the public, including but not limited to customer and supplier information and lists; confidential business practices of the Company or any of its customers, suppliers, licensees or other business partners or relations; profit margins and the prices or discounts the Company obtains or has obtained or at which it provides or has provided or plans provide its services; labor and sales plans and costs; business and marketing plans, ideas, or strategies; confidential financial performance and projections; employee compensation; employee staffing or recruiting plans and employee personal information; and other confidential concepts or ideas related to the Company’s business (collectively, “Protected Information”), Executive expressly acknowledges and agrees that, by virtue of Executive’s employment and position with the Company, Executive has access to certain Protected Information and that Protected Information constitutes trade secrets and confidential and proprietary business information of the Company, all of which is the exclusive property of the Company. For purposes of this Agreement, Protected Information includes the foregoing but does not include information that (i) is known to Executive as of the date of this Agreement from sources outside the Company, or (ii) becomes known outside the Company through means other than a breach of this Agreement by Executive or other person(s) acting in concert with him.

(b) Executive agrees that Executive will not directly or indirectly, without the prior written consent of the Company: (i) use Protected Information for the benefit of any person or entity other than the Company; (ii) remove, copy, duplicate or otherwise reproduce any document or tangible item embodying or pertaining to any of the Protected Information, except as required to perform Executive’s duties for the Company; and (iii) while employed and for a period of no less than two (2) years thereafter publish, release, disclose or deliver or otherwise make available to any third party any Protected Information by any communication, including oral, documentary, electronic or magnetic information transmittal device or media. Upon termination of employment, the Executive shall return all Protected Information and all other Company property. This obligation of non-disclosure and non-use of information shall continue to exist for so long as such information remains Protected Information, except as otherwise limited above.

7. Non-Competition during Employment. While Executive is employed by the Company, Executive will not, either directly or indirectly, either as a principal, agent, employee, independent contractor, employer, partner, member or shareholder (other than as an owner of 2% or less of the stock of a public Company) or in any other capacity, other than for the Company, engage in any manner in a business providing ambulance services. Executive may, however, engage in other business activities during his employment with the Company.

8. Non-Competition Following Employment. Executive agrees that, for a period of two (2) years after the date he ceases to be employed by the Company, for whatever reason, Executive will not, either directly or indirectly, either as a principal, agent, employee, contractor, partner, member or shareholder (other than as an owner of 2% or less of stock) or in any other capacity, perform work or services for, or become affiliated with, any ambulance services provider whose primary service area overlaps with the Primary Service Area of the Company or its subsidiaries or affiliates. “Primary Service Area” means any county in which the Company or any subsidiary or affiliate thereof provides ambulance services and any county contiguous thereto; provided, that such term shall not include any county in which the Company or any subsidiary or affiliate thereof first provides ambulance services after the date of termination of this Agreement.

9. Non-Solicitation.

(a) While Executive is employed by the Company, and for a period of two (2) years after the date he ceases to be employed’ by the Company, for whatever reason, Executive will not, either directly or indirectly, either as a principal, agent, employee, independent contractor, employer, partner, member or shareholder (other than as an owner of 2% or less of the stock of a public company) or in any other capacity (except to benefit the Company in Executive’s capacity as an employee or officer of the Company): (i) induce or attempt to induce any current or prospective customer, supplier, licensee or other business partner or relation of the Company or any subsidiaries, affiliates or operating units with which Executive had contact, participated in the contact, or about which Executive had knowledge of protected Information by reason of Executive’s employment with the Company within the two (2) year period prior to the end of the Period, to cease doing business with or otherwise interfere with the relationship of such entity and the Company or any subsidiary, affiliate or operating unit; (ii) solicit ambulance business from or perform ambulance services for, or for the benefit of, any current or prospective customer, supplier, licensee or other business party or relation, with which Executive had contact, participated in the contact or about which Executive had knowledge of Protected Information by reason of Executive’s employment with the Company within the twelve (12) month period prior to the end of the Period: or (iii) induce or attempt to induce any customer, supplier, licensee or other business partner or relation of the Company to cease doing business with or otherwise interfere with the relationship of such entity and the Company or any subsidiary, division or operating unit.

(b) While employed by the Company and for a period of two (2) years after the end of the Period, Executive will not knowingly; either directly or indirectly, either as a principal, agent, employee, independent contractor, employer, partner, member or shareholder (other than as an owner of 2% or less of the stock of a public company) or in any other capacity, solicit or attempt to solicit for employment, contract or hire, or participate in any attempt to solicit or hire, for any non-Company entity, any person who, on or during the twelve (12) months immediately preceding the date of such solicitation for employment, contract or hire, is or was an officer, employee or consultant of the Company, provided that the foregoing provision will not prevent Executive from soliciting for employment or hiring any such person whom Executive hires as a result of such person responding to a general advertisement for employment not specifically targeted at such persons.

10. Acknowledgment of Consideration; Business Interest; Remedies.

(a) Executive acknowledges and agrees that the level of compensation he is receiving pursuant to this Agreement, including the stock options being granted to him pursuant to the Company’s Executive Stock Option Plan concurrently herewith, and the opportunity to receive severance pursuant to Section 5, is in consideration of the continuing covenants and obligations of Executive under Sections 7 through 11 hereof and constitutes adequate consideration in support thereof.

(b) if, at the time of enforcement of Sections 7 through 11 above, a court shall hold that the duration, scope, area or activity restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or activity restrictions reasonable and enforceable under such circumstances shall be substituted for the stated duration, scope, area or activity restrictions.

11. Survival. Sections 5, 6, 7, 8, 10, and 11 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Period.

12. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, or sent by Federal Express or similar next day mail service or by facsimile to the recipient at the address indicated below:

Notices to Executive:

T. Alan Walls

771 Oak Grove Road

Gray, TN 37615

Notices to Company:

Glenn Crawford

EMERGYSTAT

P O BOX 1497

Vernon, AL 35592

or at such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or mailed.

13. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14. Complete Agreement. This Agreement and the other agreements referenced herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

15. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.

16. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

17. Governing Law. This Agreement is made and entered into in the State of Mississippi. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Mississippi, without regard to its conflict of law principles.

18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure to delay in enforcing the provisions of the Agreement shall affect the validity, binding effect or enforceability of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the date first written above.

SOUTHLAND HEALTH SERVICES, INC.

By:	/s/ Joseph Donavan
Name:	Joseph Donavan
Title:	CFO

EXECUTIVE

/s/ Thomas Alan Walls	7-24-04
Thomas Alan Walls